Exhibit 16.1

April 27, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Voyager Oil & Gas, Inc. dated April 22, 2010, expected to be filed with the Securities and Exchange Commission on April 27, 2010, and are in agreement with the statements concerning our firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada